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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549



                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                                  December 19, 2002
                              ------------------------
                Date of Report (Date of earliest event reported)


                                   Tasker Capital Corp.
                                 -----------------------
             (Exact name of registrant as specified in its charter)



                                      Nevada
                                      ------
                 (State or other jurisdiction of incorporation)


     000-32019                                   88-0426048
     ---------                                   ----------
     (Commission  File  Number)                  (IRS Employer
                                                 Identification  No.)

          Suite 314, 837 West Hastings Street, Vancouver, Canada V6C 3N6
          --------------------------------------------------------------
          (address  of  principal  executive  offices)       (Zip  Code)


                                 (604) 642-6410
                                 --------------
              (Registrant's telephone number, including area code)

                                      None
                                      ----
         (Former name and former address, if changed since last report.)


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Item  5.  Other  Events.

On May 22, 2002, Tasker Capital Corp. (the "Company") disclosed that it had entered into a binding Letter of Intent to acquire a privately-held company, Rephresh, Inc., by means of a reverse merger. Subsequent to the disclosure, all parties agreed to abandon the acquisition.

On November 26, 2002, the Company closed a private equity financing in which the Company raised approximately $400,000 from several investors. In connection with the private placement, the Company sold shares of the Company's common stock and conditional secured promissory notes and issued warrants to purchase shares of the Company's common stock to the investors. The Company plans to use the proceeds from the financing to fund the development, marketing and distribution of consumable products in the consumer deodorant breath care, animal deodorant breath care and soft drink markets.

On the same date the Company closed the private placement, the Company entered into an Exclusive License Agreement (the "License Agreement") with Pharlo Citrus Technologies, Inc. ("Pharlo"), a privately-held development company, to use, sell, develop, market and distribute consumer deodorant breath products, animal deodorant breath products and soft drink products. Pursuant to the License Agreement, the Company has agreed to make royalty payments to Pharlo based on product sales and has issued warrants to Pharlo's stockholders to purchase an aggregate of 300,000 shares of the Company's common stock. In conjunction with the License Agreement, Tasker entered into a Production Agreement with Indian River Labs, Inc. ("Indian River"), a privately-held manufacturing corporation affiliated with Pharlo. Indian River will manufacture and sell to the Company concentrates for the products licensed by Pharlo. Additionally, the Company has agreed to loan to Pharlo, pursuant to a Loan Agreement, up to $200,000, to finance a production facility to produce the licensed products. Pursuant to the terms of the Loan Agreement, the principal and interest on the notes evidencing the loan will be repaid in equal monthly installments commencing July 1, 2003, with the last payment due October 1, 2012.

Also, the Company entered into agreements with a key employee and several consultants. The Company entered into an employment agreement with Arthur P. Bergeron pursuant to which Mr. Bergeron will serve as the Company's Chief Executive Officer, President, Chief Financial Officer and Treasurer. Mr. Bergeron has also been elected to the Company's Board of Directors. The Company will pay Mr. Bergeron a base salary of $1,170.00 per month and will issue Mr. Bergeron a non-qualified stock option to purchase 500,000 shares of the Company's common stock at an exercise price of $0.25 per share. The Company also entered into consulting agreements with each of Richard Brutti and Richard Kirby to provide consulting services to the Company in connection with the development, marketing and sale of the consumable products. Mr. Kirby has also assigned to the Company certain of his interest in a Right of First Refusal Agreement with Pharlo with respect to certain additional licensed products. In connection with the consulting agreements, the Company issued to Mr. Brutti and Mr. Kirby, respectively, warrants to purchase 1,750,000 and 1,710,000 shares of the Company's common stock at an exercise price of $0.25 per share. Also, the Company has agreed to make bonus payments and to issue additional warrants to each based on the achievement of agreed upon sales milestones.

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Further,  the  Company entered into a consulting agreement with Boston Financial
Partners, Inc. ("Boston Financial") to provide domestic and global strategic advice. Boston Financial will provide consulting services to the Company in return for a warrant to purchase 500,000 shares of the Company's common stock at an exercise price of $0.25 per share.

Item  7.  Exhibits.


Exhibit
No.      Description
---      -----------

1.1      Press  Release,  dated  as  of  December  19,  2002.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         Tasker  Capital  Corp.


                                     By: /s/ Arthur P. Bergeron
                                         Arthur  P.  Bergeron
Date:  December  19,  2002               President